UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C.   20549




                            FORM 8-A

        FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
           PURSUANT TO SECTION 12 (b) OR 12 (g) OF THE
                 SECURITIES EXCHANGE ACT OF 1934


               SMART CHOICE AUTOMOTIVE GROUP, INC.

     (Exact Name of Registrant as Specified in its Chapter)


          Florida                              59-1469577
(State of Incorporation                      (I.R.S. Employer
      or Organization)                        Identification No.)

5200 South Washington Avenue
 Titusville, Florida 32780


If this form relates to the registration   If this Form relates to the
of a class of debt securities and is       registration of a class of
effective upon filing pursuant to General  debt securities and is to
Instruction A(c) (1) please check the      become effective simultaneously
following box  ____                        with effectiveness of a
                                           concurrent registration
                                           statement under the Securities
                                           Act of 1933 pursuant to General
                                           Instruction A (c) (2) please check
                                           the following box. ____


Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class                        Name of Each Exchange on Which
to be so Registered                        Each Class is to be Registered
                                           Boston Stock Exchange
Common Stock, par value $.01 per share     Nasdaq SmallCap Market

Redeemable Common Stock                    Boston Stock Exchange
 Purchase Warrants                         Nasdaq SmallCap Market


Securities to be registered pursuant to Section 12(g) of the Act:

             Common Stock, par value $.01 per share
                        (Title of Class)





            Redeemable Common Stock Purchase Warrants
                        (Title of Class)
Item 1.  Description of Registrant's Securities to be Registered.

      This Registration Statement relates to the Common Stock, $.01 par value per share and Redeemable Common Stock Purchase Warrants of Smart Choice Automotive Group, Inc. formerly known as Eckler Industries, Inc. (the "Company"). The Company's Common Stock and Redeemable Common Stock Purchase Warrants are quoted on the Boston Stock Exchange and the Nasdaq SmallCap Market.

      The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Company's Articles of Incorporation, as amended, and Bylaws, which are incorporated by reference herein. This description may be updated by reports subsequently filed by the Company with the Securities and Exchange Commission for such purpose.

HISTORY

      At the Annual Meeting of Shareholders held on March 21, 1997, the shareholders of the Company approved proposals (a) to change the Company's name to Smart Choice Automotive Group, Inc., and (b) to adopt a plan of recapitalization (the "Plan of Recapitalization") which (i) provides for one class of Common Stock, consisting of 100,000,000 authorized shares, (ii) reclassifies, changes and converts each issued share of Class A Common Stock into one share of Common Stock and each issued share of Class B Common Stock into two shares of Common Stock and (iii) authorizes 5,000,000 shares of preferred stock (the "Preferred Stock") issuable at the discretion of the Board of Directors in series, the characteristics of which will be set by the Board of Directors.

      On March 24, 1997, the Company filed an amendment to its Articles of Incorporation with the Florida Secretary of State to effectuate (i) the name change and (ii) the Plan of Recapitalization. The Company is filing this Registration Statement on Form 8-A to register the Common Stock and Redeemable Common Stock Purchase Warrants which resulted from the effectuation of the Plan of Recapitalization, in which the outstanding shares of Class A Common Stock and Class B Common Stock were converted into shares of Common Stock on a 1 to 1 and a 2 to 1 basis, respectively.

COMMON STOCK

      Holders of the Common Stock are entitled to one vote per share on all matters to be voted on by the shareholders and are not entitled to cumulative voting. Accordingly, the holders of a majority of the outstanding shares have the power to elect directors and to control the resolution of all issues put to a vote of the shareholders except for removal of any directors for cause which requires the affirmative vote of holders of at least 66-2/3% of the outstanding shares of Common Stock of the Company. The shareholders of the Common Stock are entitled to receive dividends, if any, as may be declared and paid by the Board of
Directors in its discretion from funds legally available therefor, subject to the preferential dividend rights applicable to shares of any series of Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after distribution in full of the preferential amounts to be distributed to the shareholders of the Preferred Stock, if any, the shareholders of the Common Stock are entitled to receive pro rata all of the remaining assets of the Company available for distribution to its shareholders. There are no preemptive or other subscription rights, conversion rights or sinking fund provisions with respect to shares of the Common Stock. All outstanding shares of the Common Stock are fully paid and nonassessable. The rights and preferences of the holders of Common Stock are subject to, and may be adversely affected by, the rights of shareholders of any series of Preferred Stock which the directors, without shareholder approval, may designate and issue in the future.

REDEEMABLE COMMON STOCK PURCHASE WARRANTS

      Holders of publicly traded warrants, issued under the terms and conditions of that certain Warrant Agreement between the Company and the American Stock Transfer and Trust Company dated November 15, 1995, as amended, are entitled to purchase one share of Common Stock at a price of $6.50 per share until the warrants expire on November 9, 2000. Each warrant is redeemable by the Company upon thirty (30) days' notice at a redemption price of $.05 per warrant provided the average closing price (as defined in the Warrant Agreement) of the Common Stock shall equal or exceed $8.75 per share for twenty (20) consecutive trading days ending three (3) days prior to the date of the Company's notice of redemption, subject to adjustment for stock dividends, stock splits and other anti-dilution provisions in the Warrant Agreement. Although the Company does not presently contemplate doing so, the expiration date of the warrants may be extended and the exercise price may be reduced if deemed appropriate by the Board of Directors or the Company. The warrants are also subject to price adjustments upon the occurrence of certain events including subdivisions or combinations of the Common Stock.

PREFERRED STOCK

      The Company's Board of Directors may authorize the issuance of up to 5,000,000 shares of Preferred Stock in one or more series, and may fix by resolution, to the extent permitted by the Florida Business Corporation Act, the terms and rights of each such series, including the voting powers, full or limited, if any, of the shares of such series and the designations, preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof. The issuance of Preferred Stock by action of the Board of Directors could adversely affect the voting power, dividend rights and other rights of holders of the Common Stock. Issuance of a series of Preferred Stock could also, depending on the terms of such series, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. The authorized shares of Preferred Stock are available for issuance without further action by the Company's shareholders, unless such action is required by applicable law or the rules of any stock exchange on which the Common Stock may then be listed.

Item 2.   Exhibits.

I.   Exhibit List

     3.1 Amended and Restated Articles of Incorporation (previously filed as Exhibit 3.1 to the Company's Form SB-2 Registration Statement filed with the Securities and Exchange Commission on September 1, 1995, File No. 33-96520-A, and incorporated herein by reference).

     3.2 Articles of Amendment to Articles of Incorporation dated March 21, 1997.*

     3.3  Amended  and  Restated  Bylaws  (previously  filed   as
          Exhibit 3.2 to the Company's Form SB-2 Registration Statement filed with the Securities and Exchange Commission on September 1, 1995, File No. 33-96520-A, and incorporated herein by reference).

     4.1  Specimen of Common Stock Certificate*

     4.2  Specimen of Warrant Certificate*

     4.3 Form of Warrant Agreement between the Company and American Stock Transfer and Trust Company, as Warrant Agent (previously filed as Exhibit 4.5 to Amendment No. 2 to the Company's Form SB-2 Registration Statement filed with the Securities and Exchange Commission on November 6, 1995, File No. 33-96520-A, and incorporated herein by reference).

     4.4  Form of Amendment to Warrant Agreement*

* Filed herewith.

II.  Not Applicable.
                           SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized:

                              SMART CHOICE AUTOMOTIVE GROUP, INC.



Date:  April 15, 1997              By: /s/ Gary R. Smith
                                    Gary R. Smith, President



                          Exhibit Index


     3.2 Articles of Amendment to Articles of Incorporation dated March 21, 1997.*

     4.1  Specimen of Common Stock Certificate

     4.2  Specimen of Warrant Certificate

     4.4  Form of Amendment to Warrant Agreement.
                           EXHIBIT 3.2
                           EXHIBIT 4.1
                           EXHIBIT 4.2
                           EXHIBIT 4.4